Exhibit 10.1
LETTER AGREEMENT
          This Letter Agreement (this “Agreement”) is entered into as of August 3, 2010 (the “Effective Date”) by and between Forest Laboratories Holdings Limited (f/k/a Forest Laboratories Ireland limited), an Irish corporation (“Forest”) having its principal executive offices at Milner House, 18 Parliament Street, Hamilton, Bermuda HM12, and Cypress Bioscience, Inc., a Delaware corporation (“Cypress”), having offices at 4350 Executive Drive, Suite 325, San Diego, California, 92121, United States of America. Unless otherwise defined herein, capitalized terms shall have the respective meanings assigned to them in the License Agreement as defined below.
          Whereas, Forest and Cypress entered into that certain License and Collaboration Agreement dated January 9, 2004, pursuant to which Cypress granted an exclusive license to certain patents and know-how to develop and commercialize milnacipran (now “Savella®”) (the “License Agreement); and
          Whereas, Forest and Cypress desire to amend certain terms of the License Agreement with respect to Cypress’s promotion rights, as hereinafter set forth.
Amendment
          Now, Therefore, in consideration of the foregoing premises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Detailing
     1.1 As of the Effective Date, Cypress will no longer exercise its Promotion Rights, subject to Section 5. Without limiting the generality of the foregoing, from and after the Effective Date, the Cypress Sales Force will no longer call upon physicians to detail Savella and will cease participating in or sponsoring Savella promotional programs. Except for the payment referred to in Paragraphs 2 and 3 below, Forest shall not be required to pay Cypress any compensation with respect to the Cypress Promotion Rights with respect to activities taking place from and after the Effective Date. Forest acknowledges that from and after the Effective Date, Forest will have the sole responsibility for the detailing and promotion of Savella in the Territory in accordance with the terms of the License Agreement.

     2. Transitional Activities
     2.1 Cypress agrees to cause its field representatives and management to return all Savella samples, vouchers, coupons, sales aids and other promotional materials to Knipper for return to Forest. All returns shall be by a reputable, traceable delivery method (e.g., Federal Express) and will be completed as soon as possible, within 10 business days following the Effective Date. Cypress will provide written notice to Forest of the completion of all such returns.
     2.2 Cypress will also provide Forest with the support necessary to assist in the seamless transition of promotional efforts to the Forest sales force and to avoid gaps in detailing activities. Without limiting the generality of the foregoing, such activities will include providing Forest with the relevant details of all appointments and programs (e.g., “lunch and learns”, speaker programs) which have been scheduled by Cypress prior to the Effective Date in order to assure the smooth transition of such activities to Forest. In addition, Cypress will agree to continue to cooperate and assist Forest as Forest may reasonably request to investigate issues of sample accountability and close out the final reconciliation of sample inventories relating to the activities of the Cypress Sales Force, including providing such cooperation as may be reasonably required following the receipt by Cypress of the payment contemplated by Paragraph 3 below. Cypress shall require members of the Cypress Sales Force to agree to corresponding obligations in favor of Cypress and Forest in severance arrangements entered into between Cypress and such members.
     2.3 Termination of the exercise by Cypress of the Promotion Rights shall not affect the reconciliation of detailing compensation and expenses for activities performed prior to the Effective Date, which reconciliation shall continue to be performed as provided in the License Agreement.
     3. Transfer of Promotional Efforts Fee
          In consideration of the amendments set forth herein, Forest will pay Cypress a fee of US $2,000,000, payable within five business days following the receipt by Forest of the notice from Cypress referred to in Paragraph 2.1 above and the completion of the transfer of scheduling information as contemplated by Paragraph 2.2.
     4. Interviewing of Sales Representatives

          Cypress will be implementing a reduction-in-force wherein its sales representatives will be laid off. Forest agrees to interview Cypress’s representatives requesting such interviews for available job openings in Forest’s sales department, including its hospital sales force.
     5. Future Co-Promotion Right
          At any time after the Effective Date, Cypress may notify Forest of its desire to re-initiate its Promotion Rights as set forth in and in accordance with the terms of Section 3 of the License Agreement. Forest agrees to consider such request in good faith in light of the then promotional requirements for Savella and Forest’s sales force capacity and utilization plans.
          All other terms and conditions of the License Agreement shall remain in full force and effect, unless and until, modified by the parties in writing.
          In Witness Whereof, the parties hereto have duly executed this Agreement as of the date and year first above written.

Forest Laboratories Holdings Limited		Cypress Bioscience, Inc.

By:	/s/ David Solomon	By:	/s/ Jay Kranzler

Name:	David Solomon	Name:	Jay Kranzler

Title:	Assistant Secretary	Title:	Chief Executive Officer

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